                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G
                                (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
                TO RULES 13d-1(b) AND AMENDMENTS THERETO FILED
                             PURSUANT TO 13d-2(b)

                             (Amendment No. 4)(1)



                        WellPoint Health Networks Inc.
                    ------------------------------------
                               (Name of Issuer)

                                 Common Stock
                          ------------------------------
                        (Title of Class of Securities)

                                   94973H108
                         ----------------------------
                                (CUSIP Number)



                        (Continued on following pages)
                               Page 1 of 4 Pages


(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                    ---------------------
CUSIP No. 94973H108                                    Page 2 of 4 Pages
-------------------                                    ---------------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      California HealthCare Foundation, I.R.D. ID No. 95-4523231
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]
      Not applicable.
------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      State of California
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          3,371,951
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY              Not applicable.
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          4,410,000
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          Not applicable.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      4,410,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
      Not applicable.
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      6.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

      CO
------------------------------------------------------------------------------

                     *  See Instructions Before Filling Out

Item 4.  Ownership:

     (a) Amount Beneficially Owned: 4,410,000

     (b) Percent of Class: 6.9%

     (c) Number of shares as to which such person has:

         (i)   sole power to vote or to direct the vote: 3,371,951

         (ii)  shared power to vote or to direct the vote:  Not applicable.

         (iii) sole power to dispose or to direct the disposition of: 4,410,000

         (iv) shared power to dispose or to direct the disposition of: Not applicable.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Dated this 11/th/ day of February, 2000.



                    By:         /s/ Craig Ziegler
                         ---------------------------------
                            Name:   Craig Ziegler
                            Title:  Chief Financial Officer



                               Page 4 of 4 Pages